Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports 2013 Fourth Quarter and Year End Operating Results

SAINT PAUL, MN (December 19, 2013) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the fourth quarter and year ended October 31, 2013.

Fourth Quarter Highlights:

•	Fourth quarter revenue of $9.1 million, an 11% increase over the fiscal 2012 fourth quarter. Sequential quarterly revenue growth of 15% from the fiscal 2013 third quarter;
•	Fourth quarter operating income increased to $875,000, compared to $7,000 in the fourth quarter of 2012;
•

Net income for the fourth quarter of $836,000, or $0.20 per diluted share, compared to net income of $790,000, of which $785,000 was generated from income from discontinued operations, or $0.20 per diluted share in the 2012 fourth quarter;

•	Fourth quarter service revenue increased 24% on a year-over-year basis, while service gross margin improved 180 basis points to 70.1%, compared to 68.3% in the fiscal 2012 fourth quarter;
•	Fourth quarter gross margin improved 270 basis points to 57.8%, compared to 55.1% in last year’s fourth quarter;
•	The fourth quarter Attachment Rate of point-of-sale extended service contracts improved to 31%, compared to 10% in last year’s fourth quarter; and
•	Fourth quarter 2013 recurring revenue (service and supplies revenues) totaled $3.1 million, or 34% of total fourth quarter revenue.

Fiscal Year 2013 Highlights:

•	Fiscal 2013 revenue increased 17% to $31.6 million, compared to $27.2 million in fiscal 2012;
•	Fiscal 2013 competitive conversions totaled 102 accounts representing $6.3 million of recognized revenue;
•	Fiscal 2013 net income of $1.4 million, or $0.34 per diluted share, compared to fiscal 2012 net loss of $1,000, or $0.00 per diluted share;
•	Strong balance sheet with $10.6 million in cash and cash equivalents, $15.4 million of working capital and no long-term debt; and
•	At October 31, 2013, the Company had federal net operating loss carry forwards of approximately $12.8 million that may be used to offset a portion of the Company’s future tax liability.

Fourth quarter fiscal 2013 total revenues increased 11% to $9.1 million, compared to $8.2 million in the fiscal 2012 fourth quarter. Domestic 2013 fourth quarter sales increased 15% to $7.6 million, compared to $6.6 million in the 2012 fourth quarter, while international sales decreased 4% to $1.58 million from $1.64 million for last year’s fourth quarter. Fourth quarter Group Purchasing Organization (“GPO”) sales increased 23% to $5.9 million, compared to $4.8 million in the prior year’s fourth quarter.

Fourth quarter equipment, supplies and accessories sales totaled $7.7 million, an increase of 9%, compared to $7.1 million for last year’s fourth quarter. Service revenues for the fourth quarter totaled $1.4 million, compared to $1.1 million for last year’s fourth quarter. The Attachment Rate, which reflects the percentage of Extended Service Contracts added at the point of sale to customer equipment purchases, was 31% for the fiscal 2013 fourth quarter, compared to 10% for the same period last year. Backlog at October 31, 2013 was $504,000, an improvement from $413,000 at the end of the 2012 fourth quarter.

Gross margin for the quarter was 57.8%, compared to 55.1% for the 2012 fourth quarter. Gross margin for equipment, supplies and accessories was 55.6% for the quarter, compared to 53.0% for the prior year’s quarter. Gross margin for services increased to 70.1% for the quarter, compared to 68.3% for the prior year’s quarter, primarily due to improved pricing and service mix.

Fourth quarter 2013 general and administrative expenses totaled $1.2 million, or 12.7% of revenue, compared to $1.2, or 14.1% of revenue in the comparable quarter last year. Sales and marketing expenses were $2.9 million, or 31.6% of revenue, compared to $2.5 million, or 30.0% of revenue in the 2012 fourth quarter. Research and development expenses were $363,000, or 4.0% of revenue, compared to $791,000, or 9.6% of revenue in last year’s fourth quarter. This decrease is primarily due to a $294,000 expense reduction attributed to claims for expense credits under the State of Minnesota Credit for Increasing Research Activities, which the Company will be filing for fiscal years 2011, 2012 and 2013. In fiscal 2013, the Company invested approximately $1.4 million in new research and product development initiatives. During the 2013 fourth quarter, the Company capitalized $150,000 of software development expenses, compared to $161,000 for the same quarter last year.

Fourth quarter operating income improved to $875,000, compared to operating income of $7,000 in the 2012 fourth quarter. For the 2013 fourth quarter, the Company reported net income of $836,000, or $0.20 per diluted share, versus net income of $790,000, or $0.20 per diluted share, in the 2012 fourth quarter. During the fourth quarter of 2012, the Company recognized income from discontinued operations totaling $785,000, or $0.20 per diluted share.

Gregg O. Lehman, Ph D., president and chief executive officer of MGC Diagnostics, said, “Fiscal 2013 was an important year for MGC Diagnostics, as we achieved a number of milestones. With the Company reconfigured and our strategic plan firmly in place, we challenged our sales force to focus on two main goals during fiscal 2013: increase our market share through competitive conversions and increase the number of customers that purchase a point-of-sale Extended Service Contract. Stepping up to meet that challenge, the sales team converted 102 competitive accounts totaling $6.3 million of recognized revenue. Included in this group of conversions are a number of highly recognized national healthcare institutions. With regards to Extended Service Contracts, the Attachment Rate, which we define as the percentage of instrument sales that include a point-of-sale Extended Service Contract, dramatically increased to 31% in the fourth quarter of fiscal 2013 versus 10% in last year’s fourth quarter and increased to 27% for the fiscal year compared to 6% last year. I am very proud of the sales team’s performance and their contribution to the excellent operational and financial results of the fiscal year.”

“We remain dedicated to reengineering our existing products and developing new products to more effectively address the needs of the evolving healthcare market, both domestically and internationally,” continued Dr. Lehman. “During fiscal 2013, we invested approximately 10% of total sales into R&D projects to enhance and expand our product offerings. We will continue to appropriately allocate resources to keep our products and technologies on the leading edge of the market.”

“As we look forward to fiscal 2014 and beyond,” concluded Dr. Lehman, “growing our business organically and driving consistent profitability are our main priorities. With three consecutive quarters of profitability under our belt, we are on our way toward the consistency that we seek. We maintain a strong balance sheet with no long-term debt, which permits us to effectively operate our business from internally generated cash flow. It also provides us the ability to remain opportunistic in our pursuit of strategic partnerships, licensing arrangements and merger and acquisition opportunities that can strengthen our position within the industry. We have made great progress at MGC Diagnostics in the past two years in terms of becoming a competitive force in the market and enhancing shareholder value. In the coming years, we look forward to continuing our business growth and improving our competitive position among the market leaders.”

Discontinued Operations
On August 28, 2012, the Company completed the sale of the assets of its New Leaf business to Life Time Fitness, Inc. for $1.235 million. As a result, the Company reclassified its results for prior periods to eliminate from its consolidated statements of comprehensive income (loss) all fiscal 2012 revenues and expenses associated with its New Leaf business and presented the income from New Leaf activities as “discontinued operations.” In the fiscal 2012 fourth quarter, the Company recognized income from discontinued operations of $785,000, which includes a gain on sale of discontinued operations of $816,000.

Net Operating Loss Carry Forward
At October 31, 2013, the Company had federal net operating loss carry forwards of approximately $12.8 million, not subject to IRC annual limitations on use. These loss carry forwards will expire in years 2018 through 2032.

Conference Call
The Company has scheduled a conference call for Thursday, December 19, 2013 at 11:00 a.m. ET to discuss its financial results for the fourth quarter and fiscal year 2013.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code10037949, through December 26, 2013. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics
MGC Diagnostics Corporation (NASDAQ: MGCD), (formerly Angeion Corporation), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its subsidiary Medical Graphics Corporation, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements
From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2012, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
	MGC Diagnostics Corporation	Lytham Partners, LLC
	Chief Financial Officer	(602) 889-9700
	(651) 484-4874	mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
October 31, 2013 and October 31, 2012
(In thousands, except share and per share data)

	October 31, 2013	October 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$10,574	$9,665
Accounts receivable, net of allowance for doubtful accounts of $147 and $98, respectively	8,048	5,710
Inventories, net of obsolescence reserve of $306 and $373, respectively	3,499	3,721
Prepaid expenses and other current assets	1,102	697
Total current assets	23,223	19,793
Property and equipment, net of accumulated depreciation of $4,094 and $3,876, respectively	779	578
Intangible assets, net	2,189	1,492
Other non-current assets	—	85
Total Assets	$26,191	$21,948
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,871	$2,094
Employee compensation	1,945	1,749
Deferred income	3,091	1,927
Other current liabilities and accrued expenses	905	533
Total current liabilities	7,812	6,303
Long-term liabilities:
Long-term deferred income and other	2,535	895
Total Liabilities	10,347	7,198
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,193,990 and 3,986,350 shares issued and 4,127,896 and 3,885,279 shares outstanding in 2013 and 2012, respectively	413	388
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	22,606	21,046
Accumulated deficit	(7,175)	(6,684)
Total Shareholders’ Equity	15,844	14,750
Total Liabilities and Shareholders’ Equity	$26,191	$21,948

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share data)

	Three Months ended October 31,		Year Ended October 31,
	2013	2012	2013	2012
Revenues
Equipment, supplies and accessories revenues	$7,739	$7,101	$26,516	$22,839
Service revenues	1,402	1,131	5,124	4,319
	9,141	8,232	31,640	27,158
Cost of revenues
Cost of equipment, supplies and accessories revenues	3,438	3,338	12,423	10,902
Cost of service revenues	419	359	1,511	1,445
	3,857	3,697	13,934	12,347
Gross margin	5,284	4,535	17,706	14,811
Operating expenses:
Selling and marketing	2,884	2,471	9,256	8,029
General and administrative	1,157	1,158	4,762	4,146
Research and development	363	791	2,241	3,246
Amortization of intangibles	5	108	21	437
	4,409	4,528	16,280	15,858
Operating income (loss)	875	7	1,426	(1,047)
Interest income	—	2	1	9
Income (loss) from continuing operations before taxes	875	9	1,427	(1,038)
Provision for taxes	39	4	70	25
Income (loss) from continuing operations	836	5	1,357	(1,063)
Discontinued operations
Income (loss) from discontinued operations	—	(31)	—	246
Gain on sale of discontinued operations	—	816	—	816
Income from discontinued operations	—	785	—	1,062
Net income (loss)	836	790	1,357	(1)
Other comprehensive loss; net of tax
Unrealized loss on securities	—	—	—	(2)
Comprehensive income (loss)	$836	$790	$1,357	$(3)

Income (loss) per share:
Basic
From continuing operations	$0.20	$—	$0.34	$(0.28)
From discontinued operations	—	0.20	—	0.28
Total	$0.20	$0.20	$0.34	$—
Diluted
From continuing operations	$0.20	$—	$0.34	$(0.28)
From discontinued operations	—	0.20	—	0.28
Total	$0.20	$0.20	$0.34	$—
Weighted average common shares outstanding:
Basic	4,091	3,885	3,982	3,828
Diluted	4,192	3,929	4,045	3,828
Dividends declared per share	$—	$—	$0.45	$—

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
(In thousands)

	Year ended October 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$1,357	$(1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	247	234
Amortization	119	437
Stock-based compensation	445	411
Increase in allowance for doubtful accounts	49	2
Decrease in inventory obsolescence reserve	(67)	(58)
Gain on disposal of discontinued operation	—	(816)
(Gain) loss on disposal of equipment	(2)	3
Changes in operating assets and liabilities:
Accounts receivable	(2,387)	246
Inventories	289	35
Prepaid expenses and other current assets	(470)	(312)
Accounts payable	(223)	72
Employee compensation	196	268
Deferred income	2,712	222
Other current liabilities and accrued expenses	231	171
Net cash provided by operating activities	2,496	914

Cash flows from investing activities:
Sales of investments	—	721
Net proceeds from sale of discontinued operations	150	665
Proceeds from sale of property and equipment	3	—
Purchases of property and equipment and intangible assets	(1,055)	(1,131)
Net cash (used in) provided by investing activities	(902)	255

Cash flows from financing activities:
Dividends paid	(1,805)	—
Proceeds from issuance of common stock under employee stock purchase plan	128	50
Proceeds from the exercise of stock options	1,044	97
Repurchase of common stock	—	(66)
Repurchase of common stock upon vesting of restricted stock awards	(52)	(46)
Net cash (used in) provided by financing activities	(685)	35

Net increase in cash and cash equivalents	909	1,204
Cash and cash equivalents at beginning of period	9,665	8,461
Cash and cash equivalents at end of period	$10,574	$9,665

Cash paid for taxes	$29	$21
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	210	—
Common stock issued for long-term liability	67	42
Other current and non-current assets from sale of discontinued operations	—	235
Accrued dividends	43	—